Exhibit 99.2

FOR IMMEDIATE RELEASE

Interpublic Strengthens Balance Sheet in Response to COVID-19

Completes Offering of $650 Million Aggregate Principal Amount of Senior Notes

Adds to Existing Credit Facilities

New York, NY – March 30, 2020 – Interpublic Group (NYSE: IPG) today announced a pair of financial actions designed to enhance its strong balance sheet and total liquidity position. First, it has completed its registered public offering of $650 million aggregate principal amount of its 4.750% Senior Notes due 2030 (CUSIP Number 460690 BR0). The net proceeds were approximately $640 million after discounts, commissions and estimated offering expenses. The Company plans to use the net proceeds from the offering for general corporate purposes, which may include the repayment, in whole or in part, of $500 million aggregate principal amount of its 3.500% Senior Notes due 2020 (the “2020 Notes”) and/or $500 million aggregate principal amount of its 3.750% Senior Notes due 2021 (the “2021 Notes”).

In addition, the company has arranged a new $500 million 364-day credit facility with a consortium of banks. The new 364-day facility is in addition to and contains identical covenants as the Company’s existing $1.5 billion committed corporate credit facility.

“As the world responds to the outbreak of COVID-19, our thoughts are with the people affected and the medical professionals working around the clock to help those most in need. At IPG, we’re working to do our part by taking steps to ensure

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200

the safety of our employees, while developing creative ideas to protect the health and well-being of our communities, and setting up our people to help them do their best work for our clients while working remotely. In addition, we are focused on protecting our future, and these actions we completed today fortify our financial stability in light of current market uncertainty,” commented Michael Roth, Chairman and CEO of IPG.

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About Interpublic

Interpublic is values-based, data-fueled, and creatively-driven. Major global brands include Acxiom, Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton, Kinesso, MAGNA, McCann, Mediahub, Momentum, MRM, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham

(Press)

(212) 704-1326

Jerry Leshne

(Analysts, Investors)

(212) 704-1439

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	the outbreak of the novel coronavirus (“COVID-19”) and measures to reduce its spread;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

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risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits on the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other SEC filings.

No statement contained in this press release shall constitute a notice of redemption under the indenture governing the 2020 Notes or the 2021 Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax